Exhibit 2

Form of Lock-Up Agreement

                    , 2014

Aegis Capital Corp.

810 Seventh Avenue, 18th Floor

New York, New York 10019

Re:	Recro Pharma, Inc. (the “Company”)

Dear Sirs:

This letter agreement (this “Agreement”) is delivered to you pursuant to the Underwriting Agreement (the “Underwriting Agreement”) to be entered into by the Company, as issuer, and Aegis Capital Corp., as the underwriter (the “Underwriter”), and as the representative (the “Representative”) of the several Underwriters, if any, named therein. Upon the terms and subject to the conditions of the Underwriting Agreement, the Representative intends to effect a public offering (the “Offering”) of common stock, par value $0.         per share, of the Company (the “Shares”).

The undersigned recognizes that it is in the best financial interests of the undersigned, as an officer or director, or an owner of shares, options, warrants or other securities of the Company (the “Company Securities”), that the Company complete the proposed Offering.

The undersigned further recognizes that the Company Securities held by the undersigned are, or may be, subject to certain restrictions on transferability, including those imposed by United States federal securities laws. Notwithstanding these restrictions, the undersigned has agreed to enter into this Agreement to further assure the Representative that the Company Securities of the undersigned, now held or hereafter acquired, will not enter the public market at a time that might impair the underwriting effort.

Therefore, as an inducement to the Representative to execute the Underwriting Agreement, the undersigned hereby acknowledges and agrees that the undersigned will not, without the prior written consent of the Representative, (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, engage in any hedging or other transactions, including, without limitation, any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to, or with respect to any security that includes, relates to, or derives any significant part of its value from (collectively a “Disposition”), any Company Securities, or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or otherwise acquire, any Company Securities held by the undersigned or acquired by the undersigned after the date hereof, or that may be deemed to be beneficially owned by the undersigned (collectively, the “Lock-Up Shares”), pursuant to the rules and regulations promulgated under the Securities Act of 1933, as amended (the “Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for a period commencing on the effective date of the registration statement relating to the Offering (the “Registration Statement”) and ending 180 days after the effective date of the Registration Statement (the “Lock-Up Period”), or (ii) exercise or seek to exercise or effectuate in any manner any rights of any nature that the undersigned has or may have hereafter to require the Company to register, under the Act, the undersigned’s sale, transfer or other disposition of any of the Lock-Up Shares or other securities of the Company held by the undersigned, or to otherwise participate as a selling securityholder in any manner in any registration effected by the Company under the Act, including under the Registration Statement, during the Lock-Up Period.

The undersigned agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent against the transfer of any Company Securities or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or otherwise acquire, any Company Securities, held by the undersigned except in compliance with this Agreement.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Lock-Up Shares in the transactions listed as (i)-(vii) below without the prior written consent of the Representative, provided that (1) prior to such a transfer, the Representative shall have received a duplicate form of this Agreement executed and delivered by each donee, trustee, distributee or transferee, as applicable, and (2) with respect to the transactions listed in (i)-(vi) below, no such transfer shall involve a disposition for value:

(i)	as a bona fide gift or gifts;

(ii)	to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned;

(iii)	to any beneficiary of the undersigned pursuant to a will or other testamentary document or applicable laws of descent;

(iv)	to any corporation, partnership, limited liability company or other entity all of the beneficial ownership interests of which are held by the undersigned or the immediate family of the undersigned;

(v)	if the undersigned is a corporation, partnership, limited liability company or other business entity, any transfers to any shareholder, partner or member of, or owner of a similar equity interest in, the undersigned, as the case may be;

(vi)	the exercise by the undersigned of any stock options or warrants issued pursuant to the Company’s existing stock plans, including any exercise effected by the delivery of shares of Company Securities held by the undersigned; provided, however, that any Company Securities received upon exercise shall become Lock-Up Shares and be subject to the lock-up restrictions of this Agreement;

(vii)	the occurrence after the date hereof of any of the following events: (a) an acquisition by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of 100% of the voting securities of the Company; (b) the Company merges into or consolidates with any other entity, or any entity merges into or consolidates with the Company; or (c) the Company sells or transfers all or substantially all of its assets to another person; provided, that, in the case of each of the events set forth in clauses (a) through (c) of this subsection, the Company Securities shall remain subject to the restrictions set forth in this Agreement.

It is understood that if the Underwriting Agreement (other than the provisions thereof that survive termination) shall terminate or be terminated prior to payment for and delivery of the Shares, this Agreement shall be immediately terminated and of no further force or effect.

Facsimile or electronically transmitted signatures to this Agreement shall be binding and have the same force and effect as manually executed original signatures.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of Lock-Up Shares if such transfer would constitute a violation or breach of this Agreement. This Agreement shall be binding on the undersigned and the respective successors, heirs, personal representatives and assigns of the undersigned. Capitalized terms used but not defined herein have the respective meanings assigned to such terms in the Underwriting Agreement.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

Very truly yours,

(Name - Please Print)

(Signature)

(Name of Signatory, in the case of entities - Please Print)

(Title of Signatory, in the case of entities - Please Print)

Address:

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